UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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NOTICE OF CONSENT SOLICITATION

We are soliciting your consents, for the following purpose (the “Proposals”):

•	To approve an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock from 500,000,000 to 1,000,000,000 (the “Authorized Share Increase Authorization”); and

•	To approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock at a range of ratios from 1-for-100 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than April 6, 2019) (the “Reverse Split Authorization”).

We have decided to seek the written consent of stockholders through a consent solicitation process rather than a special meeting of stockholders, in order to save the costs and management time of holding a special meeting.

These items of business are more fully described in the Consent Solicitation Statement which accompanies this Notice of Consent Solicitation.

The Board of Directors has fixed the close of business on February 9, 2018 as the record date for the Consent Solicitation. Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to provide written consent to the matter submitted for consent as set forth in this Notice.

Your vote is important. Please complete, sign, date and return the accompanying solicitation card in the enclosed postage-paid envelope. The Consent Solicitation Statement explains proxy voting / consent solicitation and the matter to be voted on in more detail. Please read the Consent Solicitation Statement carefully.

By Order of the Board of Directors

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
February 26, 2018	President and Chief Executive Officer

DELCATH SYSTEMS, INC.

CONSENT SOLICITATION STATEMENT

1633 Broadway, Suite 22C

New York, New York 10019

CONSENT SOLICITATION STATEMENT

The enclosed consent is solicited (“Consent Solicitation”) by the Board of Directors of Delcath Systems, Inc. (“Delcath,” “we,” “our,” “us” or “the Company”). This Consent Solicitation Statement and the accompanying Notice of Consent Solicitation and consent card are being first mailed on or about February 26, 2018, to our stockholders entitled to vote in the Consent Solicitation.

Important Notice Regarding the Availability of Consent Solicitation Materials

A copy of this Consent Solicitation Statement and the consent card are available at:

https://materials.proxyvote.com/24661P

INFORMATION ABOUT THE CONSENT SOLICITATION AND GIVING CONSENT

Purpose of the Consent Solicitation.

In the Consent Solicitation, stockholders will consider and consent on the following proposals (“Proposals”):

•  To approve an amendment to our amended and restated certificate of incorporation to increase our authorized shares of common stock from 500,000,000 to 1,000,000,000 (the “Authorized Share Increase Authorization”); and

•  To approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock at a range of ratios from 1-for-100 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than April 6, 2019) (the “Reverse Split Authorization”).

The Board of Directors strongly believes that it is critical to the future viability of the Company that you consent to the Proposals. The Board of Directors has decided to seek written consent in lieu of a meeting of stockholders, in order to eliminate the costs and management’s time in holding a meeting. Written consents are being solicited from holders of all of our capital stock pursuant to Section 228 of the Delaware General Corporation Law.

Stockholders Entitled to Consent.

Stockholders of record at the close of business on February 9, 2018 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of, and to grant consent for the Proposal. At the close of business on the Record Date, there were 434,981,824 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of Votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Consent.	You may vote your shares by completing and submitting a consent card.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•  completing the enclosed consent card and returning it signed and dated in the enclosed postage-paid envelope. Your shares will be voted in accordance with your consent in your completed and returned consent card

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of your broker or other nominee in order for your shares to be voted.

Quorum.	A majority of our issued and outstanding shares of common stock consenting and entitled to consent constitutes a quorum. For purposes of determining the presence of a quorum for transacting business by consent, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular proposal(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present for purposes of determining the presence of a quorum.

Routine Proposals; Broker Non-Votes.	Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals. The Proposals are routine proposals and may be voted upon by your broker or nominee if you do not submit voting instructions.

Vote Required; Treatment of Abstentions and Broker Non-Votes.

The Proposal must receive an affirmative vote of a majority of shares issued and outstanding in order to be approved. Throughout this Consent Solicitation Statement, we use “vote” and “voting” interchangeably with “consent” and “consenting” (and similar).

Abstentions are included in the number of shares present or represented and entitled to vote on each matter. Broker “non-votes” are not considered entitled to vote for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. Broker “non-votes” only apply to non-routine proposals. The Proposals are routine proposals.

Voting of Consents.	Our Board of Directors recommends a vote FOR the Proposals. Your shares of common stock will be voted in accordance with the instructions contained in your signed consent card. If you return a signed consent card without giving specific voting instructions with respect to the Proposal, consents (each, a “Consent”) will be voted in favor of the Board of Directors’ recommendations with respect to the Proposal as set forth in this Consent Solicitation Statement.

No Revocation of Consents.	Once you have submitted your Consent, you may not withdraw, revoke or otherwise change your Consent.

Expenses and Solicitation.	The costs of solicitation of consents, including printing and mailing costs, will be borne by Delcath. Delcath may engage one or more advisors to assist with the solicitation for a fee of approximately $25,000. In addition to the solicitation of proxies by mail and by the proxy solicitor, consents may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names that are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

Expiration Date.	The Company expressly reserves the right, in its sole discretion and regardless of whether any of the conditions of the Consent Solicitation have been satisfied, subject to applicable law, at any time prior to 5:00 p.m. Eastern Time, on April 6, 2018 (the “Expiration Date”) to (i) terminate the Consent Solicitation for any reason, including if requisite approval is obtained, (ii) waive any of the conditions to the Consent Solicitation, or (iii) amend the terms of the Consent Solicitation. The final results of this solicitation of written consents will be published in a Current Report on Form 8-K (the “Form 8-K”) by the Company. This Consent Solicitation Statement and the Form 8-K shall constitute notice of taking of a corporate action without a meeting by less than unanimous written consent as permitted by applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables contain information regarding the beneficial ownership of our common stock as of February 13, 2018, held by: (i) each of our directors; (ii) each of our named executive officers in the Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person or group known by us to own beneficially more than 5% of the outstanding common stock. We are not aware of any 5% or more holders of our Common Stock as of February 13, 2018 based on public filings. The information set forth in the table below excludes shares issuable upon exercise of our outstanding warrants held by certain investors that are presently exercisable, subject to limitations on exercisability for more than 4.9% or 9.9% of our outstanding shares of common stock, depending upon the particular investor. Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019.

Directors and Officers

	Shares Beneficially Owned (1)
Name of Beneficial Owner:	Number	Percent
Named Executive Officers and Directors:
Jennifer K. Simpson, Ph.D.(2)	132	*
John Purpura, M.S.(3)	106	*
Barbra C. Keck, M.B.A.(4)	73	*
Simon Pedder, PhD.(5)	—	*
Roger G. Stoll, Ph.D.(6)	9	*
William D. Rueckert(7)	17	*
Marco Taglietti, M.D.(8)	49	*
All directors and executive officers as a group (7 people)(9):	386	*

*	Less than 1%
(1)	Except as indicated in these footnotes: (i) the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned; (ii) the number of shares beneficially owned by each person as of February 9, 2018, includes any vested and unvested shares of restricted stock and any shares of common stock that such person or group has the right to acquire within 60 days of February 9, 2018, upon the exercise of stock options; and (iii) for each person or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 434,981,824 shares of common stock outstanding on February 9, 2018, plus the number of shares of common stock that such person or group has the right to acquire within 60 days of February 9, 2018.
(2)	Includes 13 shares of common stock, which Dr. Simpson has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018.
(3)	Includes 7 shares of common stock, which Mr. Purpura has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018.
(4)	Includes 5 shares of common stock, which Ms. Keck has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018, and 4 shares held in a joint account with her spouse.
(5)	Dr. Pedder has not yet received an equity grant.
(6)	Includes 5 shares of common stock, which Dr. Stoll has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018
(7)	Includes 10 shares of common stock, which Mr. Rueckert has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018.
(8)	Includes 10 shares of common stock, which Dr. Taglietti has the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018.
(9)	Includes 50 shares of common stock, which certain directors and executive officers have the right to acquire upon exercise of outstanding options exercisable within 60 days of February 9, 2018.

FIVE PERCENT HOLDERS

	Title of Class	Address of Beneficial Owner	Amount and nature of beneficial ownership (Common Stock)		Percent of Class (Series C Stock)
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio A.	Common Stock	1180 Avenue of the Americas, Suite 842 New York, NY 10036 Attn: Waqas Khatri	30,860,000	(1)	7.1%

(1)	Ayrton Capital LLC serves as the investment manager of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and has voting and investment power over these securities. Waqas Khatri is the manager of Ayrton Capital LLC. Each of Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B and Waqas Khatri disclaims beneficial ownership over the securities, except to the extent of its pecuniary interest therein.

PROPOSAL 1: INCREASE IN AUTHORIZED SHARES

Background of the Authorized Share Increase Proposal

Our Board has determined that it is advisable and in our and our stockholders’ best interests to increase the number of authorized shares of common stock from 500,000,000 to 1,000,000,000 shares, par value $0.01 per share. Accordingly, stockholders are asked to approve an amendment to our Articles of Incorporation to effectuate such increase.

The Board strongly believes that the increase in the number of authorized shares of common stock is necessary to provide us with sufficient authorized shares so that the holders of the Series D warrants issued in conjunction with our February 9, 2018 public offering may exercise their warrants.

The number of authorized shares of common stock following the amendment of our Articles of Incorporation as a result of the approval of this Proposal 1 will not be reduced by the reverse stock split which is anticipated to occur after this authorized share increase.

Accordingly, the Board has unanimously approved a resolution proposing such amendment to our Articles of Incorporation and directed that it be submitted for approval in this consent.

The text of the form of the proposed amendment to our Articles of Incorporation to effect the Authorized Share Increase, which assumes the approval of this Proposal 1, is attached hereto as Annex A.

Of the 500,000,000 shares of common stock currently authorized, 434,981,824 shares of common stock were outstanding as of February 9, 2018, in addition to the following:

•	129 shares issuable upon the exercise of stock options at a weighted average exercise price of $8,771.60 per share;

•	7.0 million shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.14 per share;

•	76 shares reserved for future issuance under our 2009 Equity Incentive Plan, as amended;

•	500,000,000 Warrant Shares underlying the Series D warrants; and

•	38,000,000 shares underlying the pre-funded warrants issued in our February 9, 2018 public offering.

Reason for the Proposed Increase in Number of Authorized Shares of Common Stock

We do not have sufficient authorized shares for exercise of the Series D warrants which were sold as part of our February 9, 2018 public offering.

As part of the February 9, 2018 public offering, we sold investors Series D warrants to purchase two shares of common stock for each share of common stock or pre-funded warrant purchased in that offering, for a total of warrants to purchase 500,000,000 shares of our common stock. We currently do not have sufficient shares authorized for exercise of the Series D warrants and the Series D warrants will not be exercisable unless the Company files an amendment to its certificate of incorporation (the “Authorized Share Amendment”), approved by its stockholders, to increase the number of authorized shares of the Company’s common stock such that all of the Warrants may be exercised in full by the holders thereof. So the increase of authorized shares of common stock from 500,000,000 to 1,000,000,000 will yield sufficient shares of common stock authorized and reserved to cover exercise all of the Series D warrants.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

If stockholders approve this Proposal 1, the additional authorized common stock will have rights identical to the currently outstanding shares of our common stock. The proposed amendment will not affect the par value of the common stock, which will remain at $0.01 per share. Approval of this Proposal 1 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock.

The additional shares of common stock authorized by the approval of this Proposal 1 could be issued by our Board without further vote of our stockholders except as may be required in particular cases by our Certificate of Incorporation, the DGCL or other applicable law, regulatory agencies or OTCQB rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock, or securities that are convertible into common stock, in order to maintain their proportionate ownership interests in the Company.

Our stockholders are not entitled to dissenters’ or appraisal rights under the DGCL with respect to the proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock and we will not independently provide the stockholders with any such right if the increase is implemented.

The proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal 1 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities not approved by the Board, give certain holders the right to acquire additional shares of common stock at a low price, or the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

Although this proposal to increase the authorized capital and common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this Proposal 1 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Vote Required

The affirmative vote of the holders of shares of common stock representing a majority of the common stock issued and outstanding on the Record Date will be required for approval of the Authorized Share Increase Proposal.

The Board recommends that you vote FOR the approval of the Authorized Share Increase Proposal.

PROPOSAL 2: REVERSE STOCK SPLIT

Overview

Our Board of Directors has determined that it is advisable and in our and our stockholders’ best interests that the Board of Directors be granted the authority to implement, in its sole discretion, a reverse stock split of the outstanding and treasury shares of our common stock at a specific exchange ratio set by the Board of Directors, at a range of ratios from 1-for-100 to 1-for-500, in the discretion of the Board of Directors and to be announced by press release, and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing (but not later than April 6, 2019). Accordingly, stockholders are asked to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split consistent with such terms and to grant authorization to the Board of Directors to determine, in its sole discretion, whether to implement the reverse stock split, as well as its specific timing and ratio (within the set of ratios listed above).

The Board of Directors strongly believes that the reverse stock split is necessary for the following reason:

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy – we do not have sufficient capital with which to run our business and meet our obligations and will need to raise further capital through sale of our equity securities.

The Board of Directors has unanimously approved a resolution proposing an amendment to our amended and restated certificate of incorporation to allow for the reverse stock split and directed that it be submitted for approval by consent in lieu of a special meeting of shareholders.

The Board of Directors believes that it is critical to the future viability of the Company that you vote “FOR” the Proposal. Failure to effect a reverse stock split will have a material adverse effect on the Company and its capital structure, including its ability to issue any common stock. We expect to need at least $20.0 million of cash to fund our operations and clinical trials for the remainder of 2018. Even with the net $4.65 million we just received from our follow on offering, it is unclear whether we will be able to continue as a going concern after May 31, 2018. We do not have access to other sources of debt financing and, without the implementation of a reverse stock split or increasing the number of authorized and unissued shares of our common stock, we are unable to raise a significant amount of equity financing.

If we do not implement a reverse stock split. we will be likely to have insufficient cash to fund our operations and clinical trials, and our business will likely fail, and among other things, the outstanding shares of our common stock may become both illiquid and worthless and result in a delisting from OTCQB among other consequences. Furthermore, if we have insufficient cash to fund our operations and clinical trials, we may have no alternative to filing for bankruptcy protection. If we file a bankruptcy petition, our creditors will have priority over holders of shares of our common stock. It is likely that holders of shares of our common stock would receive little or no value for their shares as a result of any bankruptcy proceeding.

Should we receive the required stockholder approval for the Reverse Split Proposal, the Board of Directors will have the sole authority to elect, without the need for any further action on the part of our stockholders: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares, from 100 through 500, in the discretion of the Board of Directors, which will be combined into one share of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split on or prior to April 6, 2019, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors does not implement a reverse stock split on or prior to April 6, 2019 stockholder approval again would be required prior to implementing any reverse stock split.

In determining which reverse stock split ratio to implement, if any, following receipt of stockholder approval, the Board of Directors may consider, among other things, various factors, such as:

•	the historical trading price and trading volume of our Common Stock;

•	the then-prevailing trading price and trading volume of our Common Stock and the expected impact of the reverse stock split on the trading market for our Common Stock in the short- and long-term;

•	our ability to possibly regain our listing on The NASDAQ Capital Market;

•	which reverse stock split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

Failure to approve the amendment will have serious, adverse effects on us and our stockholders.

•	Without a sufficient number of authorized shares available for issuance for future equity investments, we will be unable to raise additional capital for operations and to grow our business either through establishment of strategic relationships with other companies or acquisitions.

The text of the form of the proposed amendment to our amended and restated certificate of incorporation, which assumes the approval of the Proposal and that the Board of Directors decides to implement the reverse stock split, is attached hereto as Annex A. By approving this Proposal, stockholders will approve a series of amendments to our amended and restated certificate of incorporation pursuant to which any whole number of outstanding and treasury shares, a number from 100 shares to 500 shares, could be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse stock split.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Reasons for the Reverse Stock Split

To provide us with resources and flexibility with respect to our capital sufficient to execute our business plans and strategy. As of February 9, 2018, we had 434,981,824 shares of Common Stock outstanding (and an additional 38,000,000 shares of our common stock reserved for issuance upon exercise of pre-funded warrants as described in this paragraph and an additional 7,000,000 shares reserved for issuance for exercise of other options and warrants we have outstanding), resulting primarily from (i) our December 28, 2017 exchange of 2016 senior secured convertible notes for common stock and rights to purchase common stock pursuant to which we issued a total of 123,708,735 shares of our common stock and (ii) our February 9, 2018 registered direct offering of 250,000,000 shares of our common stock and pre-funded warrants to purchase our common stock and warrants. In the February 9, 2018 offering, we also issued warrants to purchase 500,000,000 shares of our common stock for which we agreed to request shareholder approval to increase our authorized shares as described in the Proposal 1—Authorized Share Increase Authorization set forth above in this consent solicitation statement.

Thus, even taking into account the Authorized Share Increase, if approved by our shareholders, we have reached the limit of shares of stock we have available to issue, and the Board of Directors wishes to increase the number of unused authorized common shares by decreasing the outstanding shares through the reverse stock split without a corresponding decrease in the number of authorized shares. This increase in unused authorized common shares will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding our business through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors. As we expect that we will seek to raise significant additional capital in future years to fund our clinical trials, we may need to issue a substantial number of shares in connection therewith.

The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of the Common Stock and may encourage interest and trading in the Common Stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

Risks of the Proposed Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price or that any increase will be maintained over any significant period of time. The Board of Directors expects that a reverse stock split of our Common Stock will increase the market price of our Common Stock. However, the effect of a reverse stock split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances does not indicate a likelihood that our stock price will be maintained at any higher level. Our own 2016 Reverse Stock Split enabled us to regain compliance with the NASDAQ $1.00 minimum bid price requirement for less than a year and to effectively raise additional capital for period of similarly short duration; however, on December 27, 2016, our stock closed below $1.00 for the first time since the July 2016 Reverse Stock Split and did not closed over $1.00 since that time. On November 6, 2017, the first day on which our common stock traded, post our 1:350 reverse stock split, our closing price per share was $6.69, and on November 16, 2017, our closing price per share was $0.86, and continued to decline from that point and closed at $0.0382 on February 9, 2018. It is possible that the per share price of our Common Stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the reverse stock split, and the market price per post-reverse stock split share may not exceed or remain at any specified level for a sustained period of time, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our Common Stock may decrease due to factors unrelated to the stock split. In any case, the market price of our Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

Current stockholders will likely experience dilution as a result of the Reverse Stock Split. There is a trend for our stock price to decrease after a reverse stock split. This is likely as a result of the availability of more shares issued as a result of our anticipated future financing needs. As the number of shares available in the market increases, the price tends to decrease. We are unable to predict if, when and to what magnitude dilution will occur; however, there is a substantial likelihood that significant dilution will occur based on historical data.

The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our capital stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

In addition, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Recent Prior Reverse Stock Split and Other Transactions

On July 19, 2016, at our 2016 annual meeting of stockholders, our stockholders approved a reverse stock split at one of six ratios of 1-for-10, 1-for-12, 1-for-14, 1-for-16, 1-for-18 or 1-for-20, in the discretion of our board of directors. On the same date, the Board of Directors determined to effect a reverse stock split of the Company’s common stock at a 1-for-16 ratio (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split became effective as of 9:00 a.m. EDT on July 21, 2016. At the same meeting, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of our authorized shares of Common Stock to 500,000,000.

The Company effected the 2016 Reverse Stock Split for Nasdaq share price maintenance requirements and also some of the same reasons for which the Board of Directors is recommending the proposed reverse stock split. The trading price of the Common Stock was below the $1.00 minimum bid price required under the NASDAQ Marketplace Rules for 30 consecutive business days. On July 22, 2016, the first trading day after the effectiveness of the 2016 Reverse Stock Split, the closing price of the Common Stock on the NASDAQ Capital Market was $3.60 per share.

On September 29, 2016, the closing price of the Common Stock on the NASDAQ Capital Market was $3.45 per share. On September 30, 2016, the Company announced the pricing of a public offering of 425,000 shares of Common Stock and 148,750 warrants to purchase shares of Common Stock at an exercise price of $3.00 per share, with such shares of Common Stock and warrants sold at a combined price of $3.00 per share and accompanying warrant. The trading price of the Common Stock has remained below $3.00 per share thereafter. However, the warrants have certain anti-dilution provisions resulting in the reduction of the exercise price thereof. As of February 9, 2018, the warrants had an exercise price of $0.02 and there were 225 warrants outstanding.

As a result of conversions of the Company’s July 2016 senior secured convertible notes, we issued 496,631,935 shares of our common stock between January 1, 2017 and November 5, 2017 on a pre-split bases, and the closing price of the Common Stock was less than $0.80 per share on each trading day since January 6, 2017 until the 1:350 reverse split was effected on November 6, 2017. On November 6, 2017, the first day on which our common stock traded, post our 1:350 reverse stock split, our closing price per share was $6.69, and on November 16, 2017, our closing price per share was $0.86, and continued to decline from that point and closed at $0.0382 on February 9, 2018. Between November 6, 2017 and December 28, 2017, the date on which we consummated the full conversion of those notes into stock or rights to issues shares of common stock, we issued 221,156,807 additional shares of our common stock (post 1:350 reverse split numbers) as a result of those full satisfactions of the notes.

Accordingly, the 2016 Reverse Stock Split the 2017 Reverse Stock Split are the most significant contributing factors to the Company’s ability to consummate the dilutive issuances described above.

In addition, the 2016 Reverse Stock Split and 2017 Reverse Stock Split did not, and the proposed reverse stock split, if approved by our stockholders, will not, affect our total number of authorized shares of Common Stock. As of February 9, 2018, there were 434,981,824 (post 1:350 split numbers) shares of Common Stock issued and outstanding predominantly as a result of the dilutive financings described above.

Although we do not have any specific capital raising transaction planned, we expect to continue to explore opportunities to raise capital to fund our operations. The Board of Directors believes that the consummation of the proposed reverse stock split is essential to our ability to maintain the listing of the Common Stock, satisfy our obligations under the Notes and raise sufficient capital to satisfy our liquidity requirements. Nevertheless, such capital raising transactions are likely to include the issuance of shares of Common Stock and/or securities convertible, exchangeable or exercisable for shares of Common Stock at a discount to prevailing market prices. Such transactions are likely to result in substantial further dilution to current holders of shares of Common Stock and erosion of our stock price.

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split, except to the extent that whole shares will be exchanged in lieu of fractional shares as described below.

The following table contains approximate information relating to the Common Stock under the low end, high end and midpoint of the proposed range of reverse stock split ratios, without giving effect to any adjustments for fractional shares of Common Stock, as of February 9, 2018 (and without giving effect to the Authorized Share Increase):

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Authorized but Unissued
Pre-Reverse Stock Split	500,000,000	434,981,824	65,018,176
Post-Reverse Stock Split 1:100	500,000,000	4,349,819	495,650,181
Post-Reverse Stock Split 1:250	500,000,000	1,739,928	498,260,072
Post-Reverse Stock Split 1:500	500,000,000	869,964	499,130,036

We maintain a 2009 Stock Incentive Plan (the “Plan”) pursuant to which we have granted stock options and restricted shares that are presently outstanding, and additional equity incentive compensation awards may be granted in the future under the Plan. Pursuant to the terms of the Plan, the Board of Directors or a committee thereof, as applicable, will adjust the number of shares available for future grant under the Plan, the number of shares underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the Plan to equitably reflect the effects of the reverse stock split.

In addition, proportionate adjustments will be made to the per share exercise price of all outstanding warrants to purchase shares of our Common Stock and to the conversion price floor of our Notes.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. Our Common Stock would continue to be reported on the OTCQB under the symbol “DCTH,” although the OTCQB will add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the reverse stock split to indicate that the reverse stock split had occurred.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding and the shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the reverse stock split is authorized by the stockholders and the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the reverse stock split is authorized by the stockholders and the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to the proposed amendments to our amended and restated certificate of incorporation to allow for the reverse stock split and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Certain Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to our stockholders who are United States holders, as defined below. This summary is general in nature and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any U.S. federal non-income, state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, real estate investment trusts, real estate mortgage investment conduits, foreign entities, nonresident alien individuals, broker-dealers, stockholders whose functional currency is not the U.S. dollar, partnerships (or other entities classified as partnership for U.S. federal income tax purposes, S corporations or other flow-through entities for U.S. federal income tax purposes, and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging constructive sale or conversion transaction for federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and of which one or more “U.S. persons” (as defined in the Code) has the authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, potentially with retroactive effect which could adversely affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split, and there can be no assurance that the Internal Revenue Service would not take a position contrary to that discussed herein, nor that such contrary position would not be sustained.

Other than in respect of a fractional share that is rounded up to a full share, no gain or loss should be recognized by a United States holder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The United States holder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Although the matter is not clear, it us possible that United States holders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share will recognize gain, which may be characterized as either a capital gain or as a dividend, to the extent of the value of such rounded-up amount (i.e., less than one share).

No gain or loss will be recognized by us as a result of the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Consent and Recommendation of the Board of Directors

Approval of this proposal requires the affirmative consent of the holders of a majority of our issued and outstanding shares of common stock on the Record Date.

Abstentions will be counted for the purposes of determining the presence or absence of a quorum. Abstentions will have the effect of a vote AGAINST the proposal. A failure to vote by not returning a signed consent card will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in our proxy statement for the 2018 annual meeting of stockholders, the proposal would have had to have been received by the Corporate Secretary not later than January 9, 2018, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934. In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2018 annual meeting of stockholders, the stockholder must have given Delcath written notice of the proposal or other matter to be presented at the meeting no later than January 9, 2018, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2018 annual meeting is more than 30 calendar days before or after June 5, 2018, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 1633 Broadway, Suite 22C, New York, New York 10019, and should be sent by overnight delivery or certified mail, return receipt requested. If a stockholder fails to provide timely notice of a proposal to be presented at the 2018 annual meeting, the proxies designated by the Board will have discretionary authority to vote on the proposals.

/s/ Jennifer K. Simpson
New York, New York	Jennifer K. Simpson, Ph.D.
February 26, 2018	President, Director and Executive Officer

ANNEX A

Amendments to Amended and Restated Certificate of Incorporation to Effectuate Reverse Stock Split

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

DELCATH SYSTEMS, INC., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

[FIRST: upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, the number of shares of common stock which the Corporation shall be authorized to issue is 1,000,000,000.]

[FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each number of shares of the Corporation’s common stock, par value $0.01 per share (“Common Stock”) as determined by the Corporation’s Board of Directors in a number of at least 100 but no more than 500, and to be announced by the Corporation via press release upon determination by the Board of Directors,”), issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the adjustment for fractional shares as described above.]

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective as of [•], 2018 at [•], New York City time.

IN WITNESS WHEREOF, DELCATH SYSTEMS, INC., has caused this certificate to be duly executed in its corporate name this [•] Day of [•], 2018.

A-1

DELCATH SYSTEMS, INC.

CONSENT SOLICITATION ON OR BEFORE 5 PM EST ON April 6, 2018

Please mark, sign, date and

mail your consent card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

∎

PROPOSALS-The Board of Directors recommends a vote “FOR” the Proposal. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

IT IS HEREBY RESOLVED that the stockholders of the Company approve the following Proposals:
		Proposal. The amendment to the Company’s Amended and Restated Certificate of Incorporation to increase authorized shares of common stock to 1,000,000,000.	FOR	AGAINST	ABSTAIN
			☐	☐	☐

		Proposal. The amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split in a ratio of 1:100 to 1:500.	FOR	AGAINST	ABSTAIN
			☐	☐	☐
The undersigned hereby acknowledges receipt of the Notice of Consent Solicitation and the Consent Solicitation Statement.

The shares represented by this consent will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR the Proposals. This Written Consent may be executed in counterparts. Failure of any particular stockholder(s) to execute and deliver counterparts shall have no effect so long as the holders of a majority of the voting power of the outstanding shares of the Company do execute and deliver counterparts.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this consent. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

∎

DELCATH SYSTEMS, INC.

THIS WRITTEN CONSENT OF STOCKHOLDERS IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DELCATH SYSTEMS, INC.

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the “Company”) hereby consents (by checking the FOR box) or declines to consent (by checking the AGAINST box or the ABSTAIN box) to the adoption of the Proposal as set forth on the reverse side of this Consent Card.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE